EX-35.3
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.


Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
New York, NY 10281


RE: Annual Statement as to Compliance for Merrill Lynch Alternative Note Asset
    Trust, Series 2007-OAR3

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Master Servicer and Securities Administrator during the Reporting Period under the Pooling and Servicing Agreement has been made under my supervision; and

(b) to the best of my knowledge, based on such review, except as otherwise provided on Schedule A hereto, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.


March 1, 2008

/s/ Diane Courtney
DIANE COURTNEY
Vice President


(page)


(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

Schedule A

List of Exceptions for Merrill Lynch Alternative Note Asset Trust, Series 2007-OAR3

Reporting Error Relating to Delinquency Reporting:

This deal experienced a non-systemic administrative issue that caused a single instance in which some delinquent loans were not stratified accurately. The instance was subsequently corrected and remittance reports were revised to reflect the correct stratification. No payments to certificate holders were impacted by the reporting errors.